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                                                                    Exhibit 16.1

                                                              [LOGO OF ANDERSEN]

                                                          Arthur Andersen LLP
                                                          33 West Monroe Street
                                                          Chicago IL 60603-5385
                                                          Tel 312 580-0033

                                                          www.andersen.com

Administrative Committee
Heidrick & Struggles, Inc.
401(k) Profit Sharing & Retirement Plan
Sears Tower, Suite 4200
233 South Wacker Drive
Chicago, Illinois 60606

June 18, 2002

Dear Sir/Madam:

You requested that Arthur Andersen LLP ("Andersen") provide you with a letter stating whether Andersen agreed with statements that will be included in a Form 8-K that will be filed by the Heidrick & Struggles, Inc. 401 (k) Profit Sharing and Retirement Plan (the "Plan") with the Securities and Exchange Commission on or about June 21, 2002, regarding the termination of the audit relationship between Andersen and the Plan.

The Partner and manager who formerly supervised Andersen's audit of the Plan's financial statements have left the firm. Therefore, Andersen is unable to provide the letter that you have requested.

This letter is intended solely to acknowledge your request and advise you of Andersen's inability to respond. No inference regarding Andersen's agreement or disagreement with the Plan's disclosures should be drawn from this letter.

Very truly yours,

/s/ Arthur Andersen LLP